Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, October 18, 2023

COMMERCE BANCSHARES, INC. REPORTS
THIRD QUARTER EARNINGS PER SHARE OF $.96

Commerce Bancshares, Inc. announced earnings of $.96 per share for the three months ended September 30, 2023, compared to $.97 per share in the same quarter last year and $1.02 per share in the second quarter of 2023. Net income for the third quarter of 2023 amounted to $120.6 million, compared to $122.8 million in the third quarter of 2022 and $127.8 million in the prior quarter.

For the nine months ended September 30, 2023, earnings per share totaled $2.93, compared to $2.81 for the first nine months of 2022. Net income amounted to $367.8 million for the nine months ended September 30, 2023, compared to $356.8 million in the comparable period last year. For the year to date, the return on average assets was 1.53%, and the return on average equity was 18.42%.

"Our strong quarterly performance in this high-rate environment demonstrates the resilience of our operating model and the adaptability of our bank," said John Kemper, President and Chief Executive Officer. "Our net interest margin declined only one basis point from the previous quarter, reflecting the impact of higher asset yields and the strength of our core deposits. Non-interest income comprised 36.5% of total revenue."

On the balance sheet, Kemper added, "As planned, we decreased the excess liquidity position that was built through short-term brokered deposit funding and FHLB advances during the second quarter.

"Our liquidity and capital levels remain robust, and credit performance remains excellent, with non-accrual loans at .05% of total loans, the same level as the third quarter of last year."

Third Quarter 2023 Financial Highlights:

•Net interest income was $248.5 million, a $991 thousand decrease from the prior quarter. The net yield on interest earning assets decreased 1 basis point to 3.11%.

•Non-interest income totaled $142.9 million, an increase of $4.4 million compared to the same quarter last year.

•Non-interest expense totaled $228.0 million, an increase of $15.1 million compared to the same quarter last year.

•Average loan balances totaled $17.0 billion, an increase of $299.3 million, or 1.8%, over the prior quarter.

Exhibit 99.1
•Total average available for sale debt securities decreased 6.9%, or $752.0 million, from the prior quarter to $10.2 billion, at fair value. During the third quarter of 2023, the unrealized loss on available for sale securities increased $177.4 million to $1.6 billion, at period end.

•Total average deposits increased $358.6 million, or 1.4%, compared to June 30, 2023. The average rate paid on interest bearing deposits in the current quarter was 1.76%.

•The ratio of annualized net loan charge-offs to average loans was .23% compared to .16% in the prior quarter.

•The allowance for credit losses on loans increased $3.6 million during the third quarter to $162.2 million, and at September 30, 2023, the ratio of the allowance for credit losses on loans to total loans was .95%, compared to .94% at June 30, 2023.

•Total assets at September 30, 2023 were $31.4 billion, a decrease of $1.5 billion, or 4.4%, from the prior quarter.

•For the quarter, the return on average assets was 1.49%, the return on average equity was 17.73%, and the efficiency ratio was 58.2%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
FINANCIAL SUMMARY
Net interest income	$248,547	$249,538	$246,373	$749,708	$687,544
Non-interest income	142,949	147,605	138,514	428,166	409,710
Total revenue	391,496	397,143	384,887	1,177,874	1,097,254
Investment securities gains (losses)	4,298	3,392	3,410	7,384	11,602
Provision for credit losses	11,645	6,471	15,290	29,572	12,594
Non-interest expense	228,010	227,611	212,884	679,728	632,037
Income before taxes	156,139	166,453	160,123	475,958	464,225
Income taxes	33,439	35,990	33,936	102,242	97,859
Non-controlling interest expense	2,104	2,674	3,364	5,879	9,595
Net income attributable to Commerce Bancshares, Inc.	$120,596	$127,789	$122,823	$367,837	$356,771
Earnings per common share:
Net income — basic	$0.96	$1.03	$0.97	$2.94	$2.81
Net income — diluted	$0.96	$1.02	$0.97	$2.93	$2.81
Effective tax rate	21.71%	21.97%	21.65%	21.75%	21.52%
Fully-taxable equivalent net interest income	$250,962	$251,757	$248,737	$756,130	$695,140
Average total interest earning assets (1)	$31,974,945	$32,412,084	$32,807,393	$31,986,696	$33,853,577
Diluted wtd. average shares outstanding	123,817,943	124,007,300	125,116,585	124,026,459	125,887,632

RATIOS
Average loans to deposits (2)	66.39%	66.15%	56.40%	65.85%	54.05%
Return on total average assets	1.49	1.56	1.48	1.53	1.39
Return on average equity (3)	17.73	18.81	17.84	18.42	16.08
Non-interest income to total revenue	36.51	37.17	35.99	36.35	37.34
Efficiency ratio (4)	58.15	57.22	55.19	57.62	57.48
Net yield on interest earning assets	3.11	3.12	3.01	3.16	2.75

EQUITY SUMMARY
Cash dividends per share	$.270	$.270	$.252	$.810	$.757
Cash dividends on common stock	$33,657	$33,744	$31,740	$101,160	$95,818
Book value per share (5)	$20.90	$21.53	$18.91
Market value per share (5)	$47.98	$48.70	$63.01
High market value per share	$54.99	$58.97	$70.45
Low market value per share	$46.30	$45.55	$61.14
Common shares outstanding (5)	124,367,765	124,734,830	125,329,198
Tangible common equity to tangible assets (6)	7.78%	7.70%	6.80%
Tier I leverage ratio	10.87%	10.46%	9.87%

OTHER QTD INFORMATION
Number of bank/ATM locations	266	272	277
Full-time equivalent employees	4,714	4,680	4,595
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5)As of period end.
(6)The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2022.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Nine Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
Interest income	$361,162	$348,663	$308,857	$286,377	$262,666	$1,018,682	$712,602
Interest expense	112,615	99,125	57,234	31,736	16,293	268,974	25,058
Net interest income	248,547	249,538	251,623	254,641	246,373	749,708	687,544
Provision for credit losses	11,645	6,471	11,456	15,477	15,290	29,572	12,594
Net interest income after credit losses	236,902	243,067	240,167	239,164	231,083	720,136	674,950
NON-INTEREST INCOME
Bank card transaction fees	46,899	49,725	46,654	44,588	45,638	143,278	131,556
Trust fees	49,207	47,265	45,328	44,710	45,406	141,800	140,009
Deposit account charges and other fees	23,090	22,633	21,752	21,989	24,521	67,475	72,392
Consumer brokerage services	3,820	4,677	5,085	4,518	5,085	13,582	14,599
Capital market fees	2,410	2,539	3,362	3,386	3,393	8,311	10,845
Loan fees and sales	2,966	2,735	2,589	2,566	3,094	8,290	10,575
Other	14,557	18,031	12,842	15,068	11,377	45,430	29,734
Total non-interest income	142,949	147,605	137,612	136,825	138,514	428,166	409,710
INVESTMENT SECURITIES GAINS (LOSSES), NET	4,298	3,392	(306)	8,904	3,410	7,384	11,602
NON-INTEREST EXPENSE
Salaries and employee benefits	146,805	145,429	144,373	138,458	137,393	436,607	415,589
Data processing and software	30,744	28,719	28,154	27,991	28,050	87,617	82,701
Net occupancy	13,948	12,995	12,759	11,774	12,544	39,702	37,343
Marketing	6,167	6,368	5,471	5,419	6,228	18,006	18,408
Equipment	4,697	4,864	4,850	5,021	5,036	14,411	14,338
Supplies and communication	4,963	4,625	4,590	4,446	4,581	14,178	13,655
Other	20,686	24,611	23,910	23,631	19,052	69,207	50,003
Total non-interest expense	228,010	227,611	224,107	216,740	212,884	679,728	632,037
Income before income taxes	156,139	166,453	153,366	168,153	160,123	475,958	464,225
Less income taxes	33,439	35,990	32,813	34,499	33,936	102,242	97,859
Net income	122,700	130,463	120,553	133,654	126,187	373,716	366,366
Less non-controlling interest expense (income)	2,104	2,674	1,101	2,026	3,364	5,879	9,595
Net income attributable to Commerce Bancshares, Inc.	$120,596	$127,789	$119,452	$131,628	$122,823	$367,837	$356,771
Net income per common share — basic	$0.96	$1.03	$0.95	$1.05	$0.97	$2.94	$2.81
Net income per common share — diluted	$0.96	$1.02	$0.95	$1.04	$0.97	$2.93	$2.81

OTHER INFORMATION
Return on total average assets	1.49%	1.56%	1.54%	1.65%	1.48%	1.53%	1.39%
Return on average equity (1)	17.73	18.81	18.75	21.88	17.84	18.42	16.08
Efficiency ratio (2)	58.15	57.22	57.49	55.26	55.19	57.62	57.48
Effective tax rate	21.71	21.97	21.55	20.77	21.65	21.75	21.52
Net yield on interest earning assets	3.11	3.12	3.26	3.18	3.01	3.16	2.75
Fully-taxable equivalent net interest income	$250,962	$251,757	$253,411	$256,675	$248,737	$756,130	$695,140
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Sep. 30, 2023	Jun. 30, 2023	Sep. 30, 2022
ASSETS
Loans
Business	$5,908,330	$5,906,493	$5,528,895
Real estate — construction and land	1,539,566	1,451,783	1,206,955
Real estate — business	3,647,168	3,621,222	3,331,627
Real estate — personal	3,024,639	2,980,599	2,862,519
Consumer	2,125,804	2,110,605	2,116,371
Revolving home equity	305,237	303,845	286,026
Consumer credit card	574,829	574,755	563,349
Overdrafts	3,753	7,237	3,216
Total loans	17,129,326	16,956,539	15,898,958
Allowance for credit losses on loans	(162,244)	(158,685)	(143,377)
Net loans	16,967,082	16,797,854	15,755,581
Loans held for sale	5,120	6,776	8,062
Investment securities:
Available for sale debt securities	9,860,828	10,414,625	12,632,510
Trading debt securities	35,564	29,412	39,222
Equity securities	12,212	12,266	8,954
Other securities	230,792	258,045	222,742
Total investment securities	10,139,396	10,714,348	12,903,428
Federal funds sold	2,735	2,750	14,020
Securities purchased under agreements to resell	450,000	825,000	1,275,000
Interest earning deposits with banks	1,847,641	2,568,695	642,943
Cash and due from banks	358,010	366,699	344,178
Premises and equipment — net	460,830	451,568	407,833
Goodwill	146,539	146,371	138,921
Other intangible assets — net	14,432	14,666	15,599
Other assets	984,907	936,535	1,097,031
Total assets	$31,376,692	$32,831,262	$32,602,596
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,961,402	$8,198,849	$10,468,591
Savings, interest checking and money market	14,154,275	14,418,974	16,014,487
Certificates of deposit of less than $100,000	1,210,169	1,543,424	391,145
Certificates of deposit of $100,000 and over	1,764,611	1,708,197	597,093
Total deposits	25,090,457	25,869,444	27,471,316
Federal funds purchased and securities sold under agreements to repurchase	2,745,181	2,878,021	2,314,590
Other borrowings	503,589	1,005,613	1,831
Other liabilities	438,199	392,956	443,752
Total liabilities	28,777,426	30,146,034	30,231,489
Stockholders’ equity:
Common stock	629,319	629,319	610,804
Capital surplus	2,924,211	2,921,365	2,683,631
Retained earnings	298,297	211,358	353,446
Treasury stock	(76,888)	(58,389)	(176,943)
Accumulated other comprehensive income (loss)	(1,193,534)	(1,036,295)	(1,119,344)
Total stockholders’ equity	2,581,405	2,667,358	2,351,594
Non-controlling interest	17,861	17,870	19,513
Total equity	2,599,266	2,685,228	2,371,107
Total liabilities and equity	$31,376,692	$32,831,262	$32,602,596

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
ASSETS:
Loans:
Business	$5,849,227	$5,757,388	$5,656,104	$5,478,241	$5,317,696
Real estate — construction and land	1,508,850	1,450,196	1,410,835	1,268,900	1,288,721
Real estate — business	3,642,010	3,540,851	3,478,382	3,300,697	3,258,128
Real estate — personal	2,992,500	2,960,962	2,933,750	2,886,686	2,844,376
Consumer	2,102,281	2,098,523	2,067,385	2,089,912	2,101,622
Revolving home equity	304,055	300,623	296,748	293,681	280,923
Consumer credit card	564,039	555,875	556,223	559,463	550,058
Overdrafts	5,341	4,630	4,449	7,428	4,438
Total loans	16,968,303	16,669,048	16,403,876	15,885,008	15,645,962
Allowance for credit losses on loans	(158,335)	(159,068)	(150,117)	(143,285)	(137,833)
Net loans	16,809,968	16,509,980	16,253,759	15,741,723	15,508,129
Loans held for sale	5,714	5,957	5,708	6,567	7,170
Investment securities:
U.S. government and federal agency obligations	986,284	1,035,651	1,099,067	1,055,602	1,113,442
Government-sponsored enterprise obligations	55,676	55,751	87,086	55,732	55,753
State and municipal obligations	1,391,541	1,532,519	1,793,756	1,990,643	2,052,908
Mortgage-backed securities	6,161,348	6,316,224	6,454,408	6,605,936	6,847,912
Asset-backed securities	2,553,562	2,827,911	3,233,757	3,714,092	3,870,953
Other debt securities	514,787	519,988	528,941	560,951	587,026
Unrealized gain (loss) on debt securities	(1,458,141)	(1,331,002)	(1,387,196)	(1,582,061)	(1,064,534)
Total available for sale debt securities	10,205,057	10,957,042	11,809,819	12,400,895	13,463,460
Trading debt securities	35,044	46,493	45,757	44,626	35,621
Equity securities	12,230	12,335	12,458	10,534	8,838
Other securities	237,518	273,587	229,867	219,354	208,708
Total investment securities	10,489,849	11,289,457	12,097,901	12,675,409	13,716,627
Federal funds sold	2,722	7,484	38,978	27,683	13,486
Securities purchased under agreements to resell	712,472	824,974	825,000	1,174,457	1,379,341
Interest earning deposits with banks	2,337,744	2,284,162	809,935	640,039	980,273
Other assets	1,750,222	1,941,340	1,376,551	1,339,554	1,256,498
Total assets	$32,108,691	$32,863,354	$31,407,832	$31,605,432	$32,861,524

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,939,190	$8,224,475	$9,114,512	$10,360,834	$10,758,353
Savings	1,436,149	1,516,887	1,550,215	1,567,113	1,595,857
Interest checking and money market	13,048,199	12,918,399	13,265,485	13,693,974	14,423,713
Certificates of deposit of less than $100,000	1,423,965	1,075,110	415,367	388,304	397,071
Certificates of deposit of $100,000 and over	1,718,126	1,472,208	903,393	596,703	578,158
Total deposits	25,565,629	25,207,079	25,248,972	26,606,928	27,753,152
Borrowings:
Federal funds purchased	508,851	507,165	493,721	143,630	51,929
Securities sold under agreements to repurchase	2,283,020	2,206,612	2,418,726	2,260,263	2,199,866
Other borrowings	685,222	1,617,952	551,267	179,552	2,010
Total borrowings	3,477,093	4,331,729	3,463,714	2,583,445	2,253,805
Other liabilities	367,741	598,915	112,052	28,745	123,691
Total liabilities	29,410,463	30,137,723	28,824,738	29,219,118	30,130,648
Equity	2,698,228	2,725,631	2,583,094	2,386,314	2,730,876
Total liabilities and equity	$32,108,691	$32,863,354	$31,407,832	$31,605,432	$32,861,524

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022
ASSETS:
Loans:
Business (1)	5.77%	5.58%	5.31%	4.68%	3.94%
Real estate — construction and land	8.17	7.92	7.33	6.80	5.27
Real estate — business	6.13	5.96	5.65	5.15	4.40
Real estate — personal	3.73	3.68	3.61	3.45	3.36
Consumer	5.97	5.63	5.31	4.77	4.17
Revolving home equity	7.76	7.55	7.03	5.89	4.82
Consumer credit card	13.77	13.77	13.68	12.64	12.05
Overdrafts	—	—	—	—	—
Total loans	6.02	5.84	5.56	5.03	4.37
Loans held for sale	10.55	10.17	10.30	10.09	8.80
Investment securities:
U.S. government and federal agency obligations	2.31	3.42	1.90	2.01	4.51
Government-sponsored enterprise obligations	2.36	2.38	3.21	2.36	2.36
State and municipal obligations (1)	1.95	2.04	2.26	2.29	2.27
Mortgage-backed securities	2.06	2.09	2.06	1.88	1.93
Asset-backed securities	2.20	2.08	2.01	1.96	1.62
Other debt securities	1.75	1.86	1.93	1.89	1.93
Total available for sale debt securities	2.08	2.19	2.07	1.97	2.09
Trading debt securities (1)	5.11	4.53	4.59	3.81	2.74
Equity securities (1)	23.06	23.25	23.24	28.44	27.11
Other securities (1)	13.13	9.40	7.11	6.67	7.09
Total investment securities	2.33	2.37	2.18	2.07	2.18
Federal funds sold	6.56	5.63	5.09	4.27	2.77
Securities purchased under agreements to resell	2.08	1.99	1.94	2.36	1.72
Interest earning deposits with banks	5.39	5.14	4.67	3.69	2.25
Total interest earning assets	4.51	4.34	4.00	3.59	3.21

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.05	.06	.04
Interest checking and money market	1.33	.93	.61	.38	.20
Certificates of deposit of less than $100,000	4.32	3.78	1.39	.73	.41
Certificates of deposit of $100,000 and over	4.37	3.93	2.98	1.42	.60
Total interest bearing deposits	1.76	1.29	.71	.40	.21
Borrowings:
Federal funds purchased	5.33	5.06	4.59	3.56	2.41
Securities sold under agreements to repurchase	3.20	3.09	2.93	2.29	1.37
Other borrowings	5.30	5.24	4.94	4.02	1.78
Total borrowings	3.93	4.13	3.49	2.48	1.39
Total interest bearing liabilities	2.12%	1.87%	1.20%	.69%	.34%

Net yield on interest earning assets	3.11%	3.12%	3.26%	3.18%	3.01%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except ratios)	Sep. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Sep. 30, 2023	Sep. 30, 2022
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$158,685	$159,317	$150,136	$143,377	$138,039	$150,136	$150,044
Provision for credit losses on loans	13,343	5,864	15,948	12,404	10,150	35,155	6,751
Net charge-offs (recoveries):
Commercial portfolio:
Business	2,613	165	230	496	461	3,008	557
Real estate — construction and land	—	(115)	—	—	—	(115)	—
Real estate — business	(15)	(5)	(4)	(4)	(8)	(24)	(16)
	2,598	45	226	492	453	2,869	541
Personal banking portfolio:
Consumer credit card	4,716	4,687	4,325	3,467	2,882	13,728	9,191
Consumer	1,797	1,273	1,275	1,522	827	4,345	2,268
Overdraft	683	517	978	230	703	2,178	1,486
Real estate — personal	(9)	(6)	(11)	(40)	(15)	(26)	(34)
Revolving home equity	(1)	(20)	(26)	(26)	(38)	(47)	(34)
	7,186	6,451	6,541	5,153	4,359	20,178	12,877
Total net loan charge-offs	9,784	6,496	6,767	5,645	4,812	23,047	13,418
Balance at end of period	$162,244	$158,685	$159,317	$150,136	$143,377	$162,244	$143,377
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$27,537	$29,235	$28,628	$33,120	$30,047

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.18%	.01%	.02%	.04%	.03%	.07%	.01%
Real estate — construction and land	—	(.03)	—	—	—	(.01)	—
Real estate — business	—	—	—	—	—	—	—
	.09	—	.01	.02	.02	.04	.01
Personal banking portfolio:
Consumer credit card	3.32	3.38	3.15	2.46	2.08	3.28	2.26
Consumer	.34	.24	.25	.29	.16	.28	.15
Overdraft	50.73	44.79	89.15	12.28	62.85	60.54	39.39
Real estate — personal	—	—	—	(.01)	—	—	—
Revolving home equity	—	(.03)	(.04)	(.04)	(.05)	(.02)	(.02)
	.48	.44	.45	.35	.30	.46	.30
Total	.23%	.16%	.17%	.14%	.12%	.18%	.12%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.04%	.05%	.05%	.05%
Allowance for credit losses on loans to total loans	.95	.94	.96	.92	.90

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$6,602	$4,732	$6,361	$6,751	$5,645
Real estate — construction and land	—	—	—	—	—
Real estate — business	76	153	171	189	149
Real estate — personal	1,531	1,276	1,269	1,366	1,390
Total	8,209	6,161	7,801	8,306	7,184
Loans past due 90 days and still accruing interest	$18,580	$15,351	$14,800	$15,830	$12,538
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2023
For the quarter ended September 30, 2023, net income amounted to $120.6 million, compared to $127.8 million in the previous quarter and $122.8 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of lower non-interest income coupled with a higher provision for credit losses. The net yield on interest earning assets declined 1 basis point from the previous quarter to 3.11%. Average loans and deposits grew $299.3 million and $358.6 million, respectively, compared to the previous quarter, while average borrowings and available for sale debt securities, at fair value, declined $854.6 million and $752.0 million, respectively. For the quarter, the return on average assets was 1.49%, the return on average equity was 17.73%, and the efficiency ratio was 58.2%.

Balance Sheet Review
During the 3rd quarter of 2023, average loans totaled $17.0 billion, an increase of $299.3 million over the prior quarter, and $1.3 billion, or 8.5%, over the same quarter last year. Compared to the previous quarter, average balances of business real estate, business, construction, and personal real estate loans grew $101.2 million, $91.8 million, $58.7 million, and $31.5 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $9.2 million, compared to $8.9 million in the prior quarter.

Total average available for sale debt securities decreased $752.0 million compared to the previous quarter to $10.2 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of asset-backed, mortgage-backed, and state and municipal securities. During the 3rd quarter of 2023, the unrealized loss on available for sale securities increased $177.4 million to $1.6 billion, at period end, and maturities and pay downs were $369.5 million. At September 30, 2023, the duration of the available for sale investment portfolio was 3.9 years. The Company does not have any investment securities classified as held-to-maturity.

Total average deposits increased $358.6 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from higher certificates of deposit and interest checking and money market deposits of $594.8 million and $129.8 million, respectively, partly offset by lower demand deposits of $285.3 million. Compared to the previous quarter, total average commercial deposits increased $452.3 million, while consumer deposits and wealth deposits declined $185.3 million and $66.1 million, respectively. The average loans to deposits ratio was 66.4% in the current quarter and 66.2% in the prior quarter. The Company’s average borrowings, which included customer repurchase agreements of $2.3 billion, decreased $854.6 million to $3.5 billion in the 3rd quarter of 2023, mostly due to a decline of $931.7 million in Federal Home Loan Bank (FHLB) borrowings.
Net Interest Income
Net interest income in the 3rd quarter of 2023 amounted to $248.5 million, a decrease of $991 thousand compared to the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter decreased $795 thousand from the previous quarter to $251.0 million. The decrease in net interest income was mostly due to higher interest expense on deposits and lower interest income on investment securities, partly offset by higher interest earned on loans and lower interest expense on borrowings. The net yield (FTE) on earning assets decreased to 3.11%, from 3.12% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $15.0 million, due to higher average rates earned in most loan categories, coupled with higher average balances in all loan categories. The average yield (FTE) on the loan portfolio increased 18 basis points to 6.02% this quarter.

Interest income on investment securities (FTE) decreased $4.4 million compared to the prior quarter, mostly due to lower average balances. Interest income earned on U.S. government and federal agency securities decreased due to lower rates earned, which included the impact of $2.5 million in lower inflation income from Treasury inflation-protected securities this quarter. Partly offsetting this decrease was a $2.3 million dividend from a private equity investment this quarter. Additionally, at September 30, 2023, the Company recorded a $1.3 million adjustment to premium amortization, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. The average yield (FTE) on total investment securities was 2.33% in the current quarter, compared to 2.37% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $2.5 million, due to higher average rates earned and average balances. The average yield on deposits with banks was 5.39% in the current quarter, compared to 5.14% in the prior quarter.

Interest expense increased $13.5 million, mostly due to higher average balances and rates paid on deposits, partly offset by lower average borrowings. The average rate paid on interest bearing deposits totaled 1.76% in the current quarter compared to 1.29% in the prior quarter. Interest expense on deposits increased $23.6 million this quarter compared to the previous quarter. Interest expense on borrowings decreased $10.1 million, mostly due to a decline in average FHLB borrowings of $931.7 million. The overall rate paid on interest bearing liabilities was 2.12% in the current quarter compared to 1.87% in the prior quarter.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2023
Non-Interest Income
In the 3rd quarter of 2023, total non-interest income amounted to $142.9 million, an increase of $4.4 million compared to the same period last year and a decrease of $4.7 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust and bank card fees, partly offset by lower deposit fees, brokerage fees, and capital market fees. The decrease in non-interest income compared to the prior quarter was mainly due to lower bank card fees, letter of credit fees, and swap fees, partly offset by higher trust fees and tax credit fees. Additionally, a decrease of $1.5 million in fair value adjustments was recorded on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both and asset and liability, affecting both other income and other expense.

Total net bank card fees in the current quarter increased $1.3 million, or 2.8%, compared to the same period last year, and decreased $2.8 million compared to the prior quarter. Net corporate card fees increased $220 thousand, or .8%, over the same quarter of last year mainly due to lower network expense and rewards expense, mostly offset by lower interchange fee income. Net debit card fees increased $581 thousand, or 5.5%, and net merchant fees increased $627 thousand, or 12.0%, due to higher interchange fees, while net credit card fees decreased $167 thousand, or 4.6%. Total net bank card fees this quarter were comprised of fees on corporate card ($26.5 million), debit card ($11.1 million), merchant ($5.9 million) and credit card ($3.4 million) transactions.

In the current quarter, trust fees increased $3.8 million, or 8.4%, over the same period last year, mostly resulting from higher private client trust fees. Compared to the same period last year, deposit account fees decreased $1.4 million, or 5.8%, due to lower overdraft and return item fees of $3.0 million, partly offset by higher corporate cash management fees of $1.6 million.

Other non-interest income increased over the same period last year primarily due to higher bond underwriting fees of $942 thousand and gains on the sale of real estate in the current quarter of $1.3 million. For the 3rd quarter of 2023, non-interest income comprised 36.5% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $4.3 million in the current quarter, compared to gains of $3.4 million in both the prior quarter and the 3rd quarter of 2022. Net securities gains in the current quarter primarily resulted from net fair value gains of $5.6 million and an $847 thousand loss on the sale of an investment in the Company’s private equity portfolio.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $228.0 million, compared to $212.9 million in the same period last year and $227.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits expense, data processing and software expense, FDIC insurance expense, and occupancy expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries expense, data processing and software expense, and miscellaneous losses, partly offset by lower deconversion expense and the $1.5 million decrease in the deferred compensation adjustment previously mentioned.

Compared to the 3rd quarter of last year, salaries and employee benefits expense increased $9.4 million, mostly due to higher full-time salaries expense of $6.4 million, or 6.9%, and higher medical expense of $2.0 million. Full-time equivalent employees totaled 4,714 and 4,595 at September 30, 2023 and 2022, respectively.

Compared to the same period last year, data processing and software expense increased $2.7 million due to higher bank card fees expense and increased costs for service providers. Occupancy expense increased $1.4 million mostly due to higher depreciation and real estate taxes, partly offset by higher external rent income. Other non-interest expense increased $1.6 million, mostly due to growth in FDIC insurance and lower deferred loan origination costs of $1.3 million and $982 thousand, respectively.

Income Taxes
The effective tax rate for the Company was 21.7% in the current quarter, 22.0% in the previous quarter, and 21.7% in the 3rd quarter of 2022.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2023 amounted to $9.8 million, compared to $6.5 million in the prior quarter and $4.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .23% in the current quarter, .16% in the previous quarter, and .12% in the 3rd quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans increased $2.6 million to $2.6 million, while net loan charge-offs on personal banking loans increased $735 thousand to $7.2 million, mainly due to higher consumer loan net charge-offs.

In the 3rd quarter of 2023, annualized net loan charge-offs on average consumer credit card loans were 3.32%, compared to 3.38% in the previous quarter, and 2.08% in the same quarter last year. Consumer loan net charge-offs were .34% of average consumer loans in the current quarter, .24% in the prior quarter, and .16% in the same quarter last year.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2023
At September 30, 2023, the allowance for credit losses on loans totaled $162.2 million, or .95% of total loans, and increased $3.6 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at September 30, 2023 was $27.5 million, a decrease of $1.7 million compared to the liability at June 30, 2023.

At September 30, 2023, total non-accrual loans amounted to $8.2 million, an increase of $2.0 compared to the previous quarter. At September 30, 2023, the balance of non-accrual loans, which represented .05% of loans outstanding, included business loans of $6.6 million, personal real estate loans of $1.5 million, and business real estate loans of $76 thousand. Loans more than 90 days past due and still accruing interest totaled $18.6 million at September 30, 2023.

Liquidity
During the 3rd quarter of 2023, the Company reduced its deposit balance at the Federal Reserve Bank (FRB) by $721.1 million to $1.8 billion. The change in the balance at the FRB was mostly the result of a $779.0 million decrease in total deposits, including a $502.6 million decrease in brokered certificates of deposit, a $500.0 million decrease in FHLB advances, and a $172.8 million increase in loan balances, partly offset by $369.5 million of maturities and paydowns in the available for sale debt securities portfolio, and $375.0 million of maturities in securities purchased under agreements to resell.

The Company regularly pledges loans and securities to the FRB and at both September 30, 2023 and June 30, 2023, the Company’s pledging resulted in a total borrowing capacity of $5.0 billion. The Company did not have any borrowings from the FRB’s Discount Window or the Bank Term Funding Program during the current quarter. The Company also pledges loans and securities and borrows from the FHLB. During the 3rd quarter of 2023, the Company reduced its outstanding borrowings from the FHLB by $500.0 million to $500.0 million and had $1.6 billion of available borrowing capacity at September 30, 2023. Additionally, the Company pledges portions of its investment securities portfolio to secure public fund deposits, trust funds, and securities sold under agreements to repurchase.

The Company has an available for sale debt securities portfolio with a fair market value of $9.9 billion at September 30, 2023. Approximately $2.1 billion is expected to mature or pay down over the next 12 months. At September 30, 2023, the Company had pledged $6.9 billion of the securities portfolio. The Company also has a portfolio of $450.0 million in securities purchased under agreements to resell, of which $325.0 million are expected to mature over the next 12 months.

Other
During the 3rd quarter of 2023, the Company paid a cash dividend of $.27 per common share, representing a 7.1% increase over the same period last year. The Company purchased 388,304 shares of treasury stock during the current quarter at an average price of $50.96.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.